U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Access One Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

3435 Stelzer Road

Columbus, Ohio 43219

Telephone Number (including area code): (614) 428-3873

Name and address of agent for service of process:

John Danko

3435 Stelzer Road

Columbus, Ohio 43219

Check Appropriate Blank:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  ☒    No  ☐

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf of the City of Columbus and State of Ohio on the 15th day of September, 2004.

Signature:
[SEAL]
Access One Trust

		BY:	/s/ JOHN DANKO
Name and Title
Attest:			John Danko Trustee

BY:	/s/ KATHLEEN A. GREEN
Name and Title
Kathleen A. Green
Administrative Assistant